Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

GLAUKOS CORPORATION
a Delaware corporation

Glaukos Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

The amendment to this Corporation’s Restated Certificate of Incorporation, set forth in the following resolution, was approved and duly adopted by this Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by written consent of stockholders in accordance with Section 228 of the DGCL:

“RESOLVED, that the first sentence of the second paragraph of Article IV of the Restated Certificate of Incorporation of this Corporation be amended to read in its entirety as follows:

“The number of shares of Common Stock which this Corporation is authorized to issue is Seventy-Seven Million (77,000,000).””

IN WITNESS WHEREOF, Glaukos Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of July, 2014.

GLAUKOS CORPORATION

By:	s/THOMAS W. BURNS
Thomas W. Burns,
President and Chief Executive Officer